Exhibit 99.1

Verso Corporation Confirms Receipt of Unsolicited Acquisition Proposal from Atlas Holdings LLC

MIAMISBURG, Ohio, July 14, 2021 /PRNewswire/ -- Verso Corporation (NYSE: VRS) confirmed that it has received an unsolicited proposal from Atlas Holdings LLC regarding a potential transaction to acquire all outstanding shares of Class A common stock of Verso for $20.00 per share in cash.

Consistent with its fiduciary responsibilities, Verso's Board of Directors, in consultation with its financial and legal advisors, will carefully review and evaluate the proposal to determine the course of action that it believes is in the best interests of Verso and its stockholders. Verso stockholders need take no action at this time.

There can be no assurance that any negotiations between Verso and Atlas Holdings LLC regarding this proposal will take place, and if such negotiations do take place, there can be no assurance that any transaction with Atlas Holdings LLC will occur or be consummated. Verso does not intend to make any additional comments regarding the proposal or any other related matter or potential transaction unless and until it is appropriate to do so or a formal agreement has been reached.

About Verso Corporation
Verso Corporation is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information regarding the unsolicited acquisition proposal and the response thereto, and other forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including uncertainties as to whether an agreement relating to any possible transaction will be negotiated and executed, uncertainties as to whether any possible transaction will be completed and the other risks and uncertainties listed in Verso's Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the Securities and Exchange Commission (the "SEC") on March 1, 2021, as such risks and uncertainties may be updated from time to time in Verso's other filings with the SEC. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investors Contact: investor.relations@versoco.com, 937-528-3220; Media Contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com